Gary  R.  Henrie  Attorney  at  Law

10616  Eagle  Nest  Street
Las  Vegas,  NV  89141

Telephone:  (702)  616-3093
Facsimile:  (702)  263-8102
E-mail:     grhlaw@cox.net

August  29,  2003

Board  of  Directors
International  Food  Products  Group,  Inc.
180  Newport  Beach  Drive,  Suite  180
Newport  Beach,  CA  92660

Re:  5,000,000  Shares  Common  Stock  $.001  Par  Value
     Form  S-8  Registration  Statement

Ladies  and  Gentlemen:

As special securities counsel for International Food Products Group, Inc., a Nevada corporation (the "Company"), you have requested my opinion in connection with the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering 5,000,000 shares of the Company's common stock, $.001 par value per share, for issuance pursuant to that certain 2003 Compensation Plan for Outside Consultants (the "Plan"), which was made effective on August 29, 2003 and which is attached to the Registration Statement as an exhibit. The contents of the Registration Statement, with exhibits thereto, are hereby incorporated by reference.

I have examined such records and documents and made such examination of law as I have deemed relevant in connection with this opinion. Based on the foregoing, and subject to the caveat identified below, I am of the opinion that the 5,000,000 shares covered by said Registration Statement, when issued in accordance with the terms of the Plan and the Prospectus forming a part of the Registration Statement, will be legally issued, fully-paid and non-assessable. Moreover, my opinion is limited to the due issuance of such shares covered by the Registration Statement and the Plan that are issued for services deemed to be permissible pursuant to SEC Release No. 33-7647 (February 25, 1999).

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. The undersigned does further disclose that the Company and the undersigned, may subsequently agree that the undersigned shall receive shares of the Company's Common Stock issuable under the Plan as compensation for services described in a certain written agreement entered into by and between the Company and the undersigned.

Sincerely,


/s/  Gary  R.  Henrie
Gary  R.  Henrie